Exhibit 99.1
MARTIN MIDSTREAM PARTNERS
Investors’ Conference Call
May 11, 2006
9:00 a.m. EST
PRESENTATION:
Operator:
Greetings ladies and gentlemen and welcome to the Martin Midstream Partners, first quarter 2006 earnings conference call. At this time all parties are in a listen-only-mode. A question-and-answer session will follow the presentation. If anyone should require operator assistance during this conference please press *0 on your telephone key pad. As a reminder this conference is being recorded. I would now like to turn the conference over to your host Mr. Bob Bondurant, Chief Financial Officer.
Bob Bondurant-Martin Midstream Partners-Chief Financial Officer:
On this call today we have Ruben Martin, Chief Executive Officer and Director of the company, and Scott Martin also a Director and Vice President of our Marine Transportation Sector.
A little formalities we have to get out of the way. I need to make a disclaimer.
Certain statements made during this conference call may be forward-looking statements, including but not limited to statements related to the following future matters: financial forecasts, future performances, our ability to make distributions to unitholders as well as any other statements that are not historical fact. The words anticipate, estimate, expect, may project, and similar expressions are intended to be among the statements that identify forward-looking statements made during the call.
Additional information concerning these factors that could cause actual results to differ is contained in our annual report as well as our quarterly reports filed from time to time with the SEC. We report our financial results in accordance with generally-accepted accounting principles from time to time use certain non-GAAP financial measures within the meanings of the SEC Regulation G, such as distributable cash flow and EBITDA. Because management believes that this measure might provide users of this financial information with meaningful comparisons between current results and prior reported results and a meaningful measure of our cash flow after we have satisfied the capital and related requirements of our operations.
Distributable cash flow is not a measure of financial performance or liquidity under GAAP or a substitute for comparable metrics provided in accordance with GAAP, and should not be considered an isolation as an indicator of our performance. We also included, in our press release two days ago, a reconciliation of distributable cash flow to the most direct comparable GAAP financial measure. Both the earnings press release and our first quarter 10-Q are available at our website, www.martinmidstream.com. With that out of the way I would like to comment on the first quarter performance.
For the first quarter we had net income of $4.3 million or $0.33 per limited partner unit, compared to $2.6 million or $0.28 per limited partner unit for the fourth quarter of 2005. Our distributable cash flow was $7.3 million for the first quarter of 2006, compared to $4.4 million in the first quarter of 2005.
In the first quarter there were two transactions that when summed together negatively impacted earnings by approximately $.02 per unit. As a result of our equity offering which occurred in January, and which netted us approximately $95 million, we were in position to use some of these proceeds to pay off our MARAD debt. This debt payoff in the first quarter was approximately $9 million. Associated with this early debt redemption was a pre-payment premium of approximately $1.2 million. Our benefit to paying this debt off early is that we are no longer subject to approximately $1.2 million in annual debt service payments, which were scheduled to run through the year 2021.
Offsetting this unusual $1.2 million charge was the positive impact to earnings of $853 thousand that is from a hurricane related involuntary conversion of assets. This was a result of collecting our first installment of insurance proceeds of approximately $2.5 million. We anticipate that as the year progresses, we will receive additional insurance proceeds to rebuild certain assets at our terminals impacted by hurricane Katrina and Rita. Upon collection of those proceeds we will have additional gains on involuntary conversion of assets.
Now I would like to analyze segment results for the first quarter compared to the fourth quarter. For the first quarter, our terminalling operating income was $3 million, which was approximately the same as the fourth quarter. However, if one factors out the gain from the involuntary conversion of assets, our operating income was $2.1 million compared to $3 million in the fourth quarter. These first quarter results are generally more representative of a normal quarter for the segment. The fourth quarter benefited from a stronger than normal demand for our services.
This was a result of increased activity in the fourth quarter at our marine shore bases. This occurred because of many of our competitors were out of business in the fourth quarter as a result of the hurricanes. Most of these competitors came back into service in the first quarter.
Moving to our marine transportation segment, operating income of $709 thousand in the first quarter compared to the negative $81 thousand in the fourth quarter. In the first quarter, we benefited from two new offshore vessels beginning service in March. We expect that these new offshore vessels will continue to contribute to improved cash flow performance in the marine segment. We do continue to see certain costs rise, including labor and fuel. Fuel is generally passed through to our customers. However, demand remains strong and we are experiencing strong transportation rates. Because of this strong demand for our services, combined with our new offshore vessels, our marine segment should have a record cash flow performance in 2006.
In our natural gas/LPG services segment, operating income in the first quarter was $1.6 million compared to $1.5 million in the fourth quarter. Also our below the line equity in earnings of unconsolidated entities was $2.4 million in the first quarter compared to $1.4 million in the fourth quarter. These increases are primarily a result of owning Prism Gas and its 50% owned unconsolidated entities for the full period in the first quarter, compared to 50 days of ownership in the fourth quarter. Our Waskom facility averaged approximately $187 million cubic feet per day in the first quarter and we continue to see a lot of natural gas drilling in the area surrounding our Waskom facility, so the outlook for growth in this segment remains strong.
In the first quarter our sulfur segment reported operating income of $1.5 million compared to $900 thousand in the fourth quarter. The improvement in operating income was a result of our restructuring of the molten sulfur group, previously known as CF Martin. If you remember from our last quarter’s call, we had eliminated one offshore vessel and the corresponding low margin, commercial contracts that supported that vessel. Also, in our prilled sulfur group, we began to enjoy reservation fee income for the first time from our new Neches sulfur priller operations. However, we have not yet loaded any foreign vessels since our transloading system is being completed as we speak. When we do load vessels, which should begin in early June, we will benefit further from additional shiploading revenue.
In our fertilizer segment, we had operating income of $222 thousand in the first quarter compared to a loss of $139 thousand in the fourth quarter. This was a result of a seasonal shift in the business as we moved into the spring marketing season. This improvement will carry over into the second quarter, also as a result of the seasonality of the business. Looking to the last half of the year in this segment, we plan on experiencing our higher margin mag amp sales in the third quarter of the year. Because that quarter should be somewhat similar to the previous year’s third quarter.
Our interest rate continues to be at LIBOR plus 325. This will reduce to LIBOR plus 225 effective July 1. Also, in April, we executed our interest rate swap that fixes $75 million of our debt at a fixed rate of 5.25% plus our applicable LIBOR margin. This swap is for an approximately five year period. Our remaining debt of $62.5 million floats with LIBOR plus our margin.
Now a brief comment about our balance sheet at March 31. Our follow-on offering allowed us to again become conservatively capitalized. On March 31, our debt to total capitalization was 42% compared to 67% at December 31. This conservative leverage structure will allow us to continue to execute our internal growth project strategy of $70 to $80 million this year.
In the first quarter, we spent approximately $23 million on growth capital projects. Approximately $13 million was spent in the marine segment, primarily for our new offshore vessels. The investment in marine assets will begin to impact marine’s depreciation expense in the second quarter. Depreciation expense should increase approximately $250 thousand per quarter in this segment. We spent approximately $5 million on growth capital related to our Neches sulfur priller in the first quarter and the remaining $5 million in growth capital spent evenly between our natural gas/LPG services segment and our fertilizer segment. The impact of these projects on depreciation in the second quarter will be minimal due to their continued construction during this time.

That concludes my comments, so I would like to turn the floor over to Ruben who will further comment on our internal growth strategy.
Ruben Martin-Martin Midstream-Director and Chief Executive Officer:
Thank you, Bob. Back at the New York MLP conference, of course we talked about our organic growth that we have targeted for 2006 and 2007, which we will be spending approximately $70 to $80 million in that time period. As Bob had said, our marine business finished our conversion of one of our molten sulfur vessels to diesel fuel, which is a lot higher revenue generator than it was with sulfur, and this vessel came back into service in late March. And then March also saw the beginning of a two year lease on a recently purchased deepwater LP gas vessel. With these marine projects together, the total capital expenditures were approximately $15 million. Our new sulfur priller started operation in late December. We started receiving our reservation fees from the oil companies, however due to the construction delays, partially due to the hurricanes and so forth, our ship loader will not be completed until the next couple of weeks and we will be loading our first ships in June. We have a substantial, our customers have a substantial inventory on site, that we are reloading for them into ships in June. And of course, the total value of this project was approximately $15 million. The planned expansion of the Waskom Gas processing plant consisted of two phases. Phase One expands the name plate capacity by 30 million cubic feet per day to 180 million cubic feet. This phase is scheduled to be on-line in mid-fourth quarter of this year; it is slightly behind our schedule of mid-year. However, our next phase, which will take plant capacity to 250 million cubic feet per day, or an increase of 80 million, will be ahead of schedule and come on-line in the first quarter of 2007. Defractionation capacity at the plant which was expanded not only in 2006 will be further expanded in the first quarter of 2007 to coincide with the increased volumes that the plant will be processing. With all of these projects are a total of approximately of $15 million.
Our new sulfuric acid plant, being built at Plainview, Texas, is on schedule to start operation in the fourth quarter of this year. This is a $21 million project, and it will lower our fertilizer raw material costs in West Texas substantially and ensure a consistent supply to the plant. We also have various organic tank projects at our terminals which will count for another $12 million of our capital expenditures. These are on-going projects that will work into the market place. We have some contracts and some spot usage with those tanks that increase the cash flow. All of these projects are organic growth with cash flow multiples much less than we are seeing in the acquisition arena. This is an area we will continue to focus, however we will not lose, we will continue to pursue acquisitions which are in our diversified business base and that will add value and be accretive to the company. With that said I would like to open up the lines for questions.
Operator:
Thank you ladies and gentlemen, at this time we will be conducting the question-and-answer session. If you would like to ask a question please press *1 on your telephone key pad. A confirmation tone will indicate that your line is in the question queue. You may press*2 if you would like to remove your question from the queue. All participants using speaker equipment, it may be necessary to pick up your hand set before pressing the * key. Once again that is *1 for question at this time. Our first question is coming from Jeff Nusser of Raymond James.

<Q>: A couple of quick questions. On the fractionation capacity at the Waskom plant, could you just talk about how much liquid capacity you are expanding there?
<A>: The fractionation is at 9,500 barrels a day today and it is going to 12,500 barrels in the first quarter.
<Q>: Okay. And stepping over the sulfur for a moment to the transload facility for ships. Do you expect that, once you ramp up, get that on-line, are those going to be annual contracts? If you could talk a little bit about the nature of the contracts and the services that you would provide for shipborn volumes, and obviously you know a lot of it is going to the foreign markets as well.
<A>: Yeah, that is correct. The contracts that we have on the priller are long-term reservation fee type contracts, that the major oil companies are paying us in order to have the capacity available to them. As they run as they see their surplus is in balance to their sulfur systems, they come to us to operate the system. We get additional fees to cover all of our variable cost plus an additional profit as we process the sulfur for them and then load it onto a vessel for export volume.
<Q>: Are you finding the customers for the export volume or are they basically coordinating that with you or how are customers on the sales side for that foreign material located?
<A>: No, they find their own customers. The inventory that is on sight is their inventory; it belongs to them and then they just pay us to load it on the ships. They work together so they can load large vessels with their inventory. But no, they are responsible for all of their own marketing and into the international market.
<Q>: Okay, great. Thank you.
Operator:
Our next question is coming from Norm Mundia with A.G. Edwards.
<Q>: Thank you. Could you layout a little maybe quarter-to-quarter of when your organic growth projects come on and give us a tighter range on what kind of EBITDA returns you might be seeing from those projects?
<A>: Yeah, of course all of these organic growth projects...this is Ruben onare in the 4 to 6, 6.5 multiple range, as internal growth projects, which like I said is what we have been concentrating on. The marines, the $15 million that was spent on the marine business, came on-line like I said, one in early March, one in late March. The sulfur priller, of course, like I said, January and then in June for probably the rest of it, part of its revenue. The Waskom plant, the biggest portion of that $15 million is the second expansion and the second fractionater and that will be coming on in first quarter. And although we did have some fractionation in plant expansion, it will be coming on in the fourth quarter too.
<Q>: So that is part of it in the first quarter 2006 and some in 0

<A>: The largest thing in the first quarter of 2007. Now the phase one, which is the 30 million a day will be coming on in the fourth quarter. The fractionation in the plant has already been expanded and is at 9,500 a day now. But the volumes going through the plant will go up by 30 million a day mid-fourth quarter and another $80 million a day mid-first quarter 2007.
<Q>: Okay.
<Q>: Can you give us a feel on percent basis, where you are day rates in the Gulf and the fuel adjustment. Is there any lag there?
<A>: Scott can answer more on the day rates. But the fuel is mainly passed through; you know in a market as tight as this, everybody is on a basically day rates plus fuel. We are seeing as we see contracts roll over, Scott, I guess some of the last ones you did were what 20-25 in increase
<A>: Yeah. We are seeing probably 10-25% based on the market, the location.
<A>: And as contracts roll over we expect that number to continue to go up even higher than 20-25% increases. Cost is going up too but just not as fast. There is just not enough capacity our there to handle the business right now.
<Q>: Is it a function of the hurricanes, or is it a function just no-one wants to fill barges? Or is there a delay in building barges?
<A>: I think that’s part of it. You had massive increases steel prices, and Scott chime in here if I leave anything out, but you had big increases in steel prices. I think we came through, in last few years, a very depressed transportation market, not just in marine, but in all forms of transportation. And so as the market came back and the economy was growing there was nothing and you have to have the long lead time to build barges. Especially now with labor problems and so forth, lead time is anywhere from 18 months to 2 1/2 years to build new equipment. So it’s something that has to be long-term planning and I think that we, a lot of the business, got caught without that and because of the fact that the returns were not good enough to justify new capital coming into the business for several years.
<Q>: Are there any overall trends that you see happening in the next three quarters above and beyond the rate that will help you, from a standpoint of refinery utilization, that sort of thing?
<A>: Yeah. This is Scott. Yeah, refineries coming back on-line should increase volume flowing that should help the business, but as we mentioned earlier we in the industry are constrained by labor and shipyard capacity right now. The trends are positive except for the cost inflation.
<A>: Which, I believe, the rates will more than offset any cost inflation.
<Q>: Okay, thanks.

Operator:
Our next question is coming from Kevin Gallagher of RBC Capital Markets.
<Q>: Hey, good morning. Looking at your Prism assets do you want to go through your price they consume for the rest of the year, I guess net of hedges, discuss your EBITDA expectations now and sensitivities off that for any changes in commodity prices?
<A>: Yeah. As you know we have about 63% of our volumes hedged, on our residue gas its about, on kind of a blended rate, about $9.50. So kind of internally, the way we ran our numbers, as we originally announced we said 10 to 12 in EBITDA and I think we are comfortable right now based upon our first quarter results and kind of the volumes we have hedged going forward and the prices that we have hedged going forward, that we are going to be in the upper end of that range if not a little bit better than that.
<Q>: Okay, any update on the sensitivity for changes in the commodity prices?
<A>: Are you talking about the things that we don’t have hedged?
<Q>: Right, yeah, I mean........
<A>: 40%. We basically ran kind of all of internal expectations at $8.50 and $55 so...
<A>: And then the other products are, were run at numbers that are below market levels today, like, you know such as propane, we hedged ethane pretty much 100%. Some of the products that are not hedged are things like butanes; propanes. We have a really kind of a natural hedge on a lot of our propane because we do a lot of preselling into the market for next winter and so forth. We have actually already done presales for next year. So we have a lot of natural hedges in a way that we can maintain that market pricing, at good levels. But all of our models were run at levels that are below the market today.
<Q>: Okay, alright thank you.
Operator:
Our next question is coming from Richard Frere of Delphi Management.
<Q>: Good morning, I was just looking at the distribution. You got some new shares out there, looks like the distribution per share might be down slightly, I am wondering what the outlook is for that going forward and can you maintain that distribution?
<A>: The answer is yes to the question. In our last conference call we talked about the first quarter being a little bit depressed relative to the other quarters because of our marine reorganization of the marine assets and repositioning and going to the ship yards and then our acquisitions which came on in the generated cash flow in the mid-to-late March. So what you are seeing when you look at this year is the first quarter is probably, will be the slowest quarter of the year. So the long and short of that, the answer is yes, we will be able to maintain that distribution and, of course, hopefully be growing it over time.
<Q>: Well, when you say the slowest quarter of the year do you mean slow compared to previous first quarters, or just the weakest quarter of the three?
<A>: Really the weakest quarter of the three, and that is mainly because of the marine transportation business was weaker than our anticipated next three quarters.
<Q>: Alright, thank you.
<A>: You bet.
Operator:
Ladies and gentlemen as a final reminder, if you have a question please press *1 on your telephone key pad.
Gentlemen it appears that we have no further questions at this time.
Ruben Martin-Martin Midstream Partners-Chief Executive Officer:
Alright. With that I want to thank everybody for calling in, I think we have had a good year that you got our annual reports on. We continue to grow. You have to remember a lot of it is organic growth; it’s slow coming in. We have a lot of good projects that we are working on in the future in the next few years. We’re still not getting out and looking at some of the multiples that some of the acquisitions are made of. We are still trying to work internally and we’ve got a lot of good projects on the books that we are working on that will be coming forth in the next few months. And with that, as I said in our annual report, your company looks good.
Thank you.
Operator:
Thank you. Ladies and gentlemen this does conclude today’s teleconference. Please disconnect your lines at this time and have a wonderful day.